4445 Lake Forest Drive, Cincinnati, OH 45242        [Crown Vantage Logo Omitted]



News Release                                                  Printing
                                                              Publishing, and
                                                              Speciality Papers
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For Immediate Release

For Further Information Contact:

At the Company:
Kent Bates      513-588-1716


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            Crown Vantage Completes Sale of its St. Francisville Mill
                      and Certain Related Assets to Tembec


CINCINNATI, June 20, 2001 -- Crown Vantage Inc. (OTC Bulletin Board: CVANE - news) and its wholly owned subsidiary, Crown Paper Co. (collectively, "Crown"), announced today that Crown Paper has completed the sale of its integrated mill located in St. Francisville, Louisiana and certain related assets to Tembec Inc., a Quebec corporation. As previously announced on June 6, 2001, Crown and Tembec had entered into a definitive asset purchase agreement dated as of June 1, 2001.

The consideration for the sale to Tembec includes $140 million in cash and $45 million in shares of Tembec common stock (valued as of the signing of the asset purchase agreement) subject to a post-closing working capital adjustment. In addition, Tembec agreed to assume certain liabilities of Crown.

Proceeds from the sale were primarily used to pay off and retire the debt from the Debtor-in-Possession facility. Remaining proceeds were used to settle at a discount the claims of Crown's prepetition secured debt. In addition, approximately $8 million in cash and some contingent consideration were left with Crown to fund the activities of its estate. Management anticipates that such funds and contingent consideration will primarily be used towards payment of severance, professional fees, and other actions to be taken by the estate of Crown. Management estimates that none of the proceeds from the sale will be available for distribution to Crown's unsecured creditors or shareholders.

The sale, structured as a sale of assets to a subsidiary of Tembec under Section 363 of the Bankruptcy Code, was approved by the United States Bankruptcy Court for the Northern District of California at a hearing held on June 15, 2001.


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Crown filed for Chapter 11 protection on March 15, 2000. Pursuant to the
Bankruptcy Code, it has continued to manage and possess all of its properties until they are sold or abandoned. The integrated mill in St. Francisville sold to Tembec was the last remaining operating mill of Crown. Substantially all of the assets of Crown have now been either sold or abandoned.

For more information, visit www.crownvantage.com.
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Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, Crown advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These include but are not limited to the inability to receive court approval and the inability to successfully emerge from bankruptcy.


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